EXHIBIT 2(a)

                                                                  EXECUTION COPY



                            STOCK PURCHASE AGREEMENT


                                  by and among


                              RAYTECH CORPORATION,


                           ALLOMATIC PRODUCTS COMPANY


                                       and


                            RAYMARK INDUSTRIES, INC.

                            BY ITS CHAPTER 11 TRUSTEE


                                   dated as of



                                January 18, 2005


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                                Table of Contents
                                -----------------

               ARTICLE I PURCHASE AND SALE OF SHARES

Section 1.1    Purchase and Sale of Shares.....................................1
Section 1.2    The Purchase Price..............................................1

               ARTICLE II THE CLOSING

Section 2.1    The Closing.....................................................1
Section 2.2    Deliveries by the Seller........................................1
Section 2.3    Deliveries by Purchaser.........................................2

               ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 3.1    Authorization...................................................2
Section 3.2    Title...........................................................2
Section 3.3    Sole Representations and Warranties.............................2

               ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1    Organization; Authorization.....................................3
Section 4.2    Validity of Agreement...........................................3
Section 4.3    Consents and Approvals; No Violations............................
Section 4.4    Sole Representations and Warranties.............................3

               ARTICLE V REPRESENTATIONS AND WARRANTIES OF RAYTECH

Section 5.1    Organization; Authorization.....................................4
Section 5.2    Validity of Agreement...........................................4
Section 5.3    Consents and Approvals; No Violations............................
Section 5.4    Sole Representations and Warranties.............................5

               ARTICLE VI COVENANTS

Section 6.1    Submission for Court Approval...................................5
Section 6.2    Pledge of Shares................................................5
Section 6.3    Best Efforts....................................................5
Section 6.4    Further Assurances..............................................5
Section 6.5    Raytech Obligation..............................................6

               ARTICLE VII CONDITIONS

Section 7.1    Conditions to Each Party's Obligation to Effect the Closing.....6
Section 7.2    Conditions to Obligations of Purchaser to Effect the Closing....6
Section 7.3    Conditions to Obligations of the Seller to Effect the Closing...7


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               ARTICLE VIII TERMINATION

Section 8.1    Termination.....................................................7
Section 8.2    Effect of Termination...........................................8

               ARTICLE IX DEFINITIONS AND INTERPRETATION

Section 9.1    Definitions.....................................................8
Section 9.2    Interpretation.................................................10

               ARTICLE X MISCELLANEOUS

Section 10.1   Fees and Expenses..............................................10
Section 10.2   Amendment and Modification.....................................11
Section 10.3   Notices........................................................11
Section 10.4   Post-Closing Cooperation.......................................12
Section 10.5   Chapter 11 Trustee Capacity....................................12
Section 10.6   Counterparts...................................................12
Section 10.7   Entire Agreement; No Third Party Beneficiaries.................12
Section 10.8   Severability...................................................13
Section 10.9   Governing Law..................................................13
Section 10.10  Enforcement; Venue.............................................13
Section 10.11  Extension; Waiver..............................................13
Section 10.12  Assignment.....................................................13


SCHEDULE 6.1   Hearing and Bid Procedures
EXHIBIT A      Form of Unsecured Subordinated Note



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                            STOCK PURCHASE AGREEMENT

         Stock Purchase Agreement (this "Agreement"), dated as of January 18, 2005, by and among Allomatic Products Company, a Delaware corporation ("Purchaser"), Raytech Corporation, a Delaware corporation ("Raytech"), and Raymark Industries, Inc., by its Chapter 11 Trustee (the "Seller"). Certain capitalized terms used in this Agreement have the meanings assigned to them in
Article IX of this Agreement.

         WHEREAS, the Seller currently beneficially owns a total of 41,904 shares of common stock, par value $1.00 per share, of the Purchaser, which shares are issued in the name of its Chapter 11 Trustee (the "Shares"), which Shares are represented by Stock Certificate No. 000115 of the Purchaser (the "Stock Certificate"); and

         WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares on the terms and subject to the conditions hereinafter set forth.

         NOW,  THEREFORE,  in  consideration  of the  foregoing  and the  mutual
representations,   warranties,   covenants  and  agreements  set  forth  herein,
intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES

         Section 1.1 Purchase and Sale of Shares. On the terms and subject to the conditions provided in this Agreement, in consideration of the payment of the purchase price set forth in Section 1.2, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to Purchaser the Shares, free and clear of all Encumbrances.

         Section 1.2 The Purchase Price. On the terms and subject to the conditions provided in this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Shares, Purchaser shall deliver to the Seller at the Closing the Note in the principal amount of $7,200,000.

                                   ARTICLE II

                                   THE CLOSING

         Section 2.1 The Closing. The sale and transfer of the Shares by the Seller to Purchaser at the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York at 10:00 a.m. Eastern Standard Time, two Business Days following the satisfaction and/or waiver of all conditions to close set forth in Article VI (other than conditions which can be satisfied only at the Closing) unless another date or place is agreed in writing by each of the parties to this Agreement.

         Section 2.2 Deliveries by the Seller(a) . At the Closing, simultaneously with the Purchaser's deliveries under Section 2.3 of this Agreement, the Seller shall deliver or cause to be delivered to Purchaser the

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Stock  Certificate  in a form suitable for transfer  together with all necessary stock transfer stamps affixed thereto at the expense of the Sellers and accompanied by a separate stock power duly endorsed in blank and duly and validly executed by Laureen Ryan, Trustee of Raymark Industries, Inc., the record holder of the Shares, and otherwise sufficient to vest in Purchaser good and marketable title to such Shares.

         Section 2.3 Deliveries by Purchaser. At the Closing, simultaneously with the Seller's deliveries under Section 2.2 of this Agreement, Purchaser shall deliver to the Seller the Note in the principal amount of $7,200,000, dated as of the Closing Date.

                                  ARTICLE III

                               REPRESENTATIONS AND
                            WARRANTIES OF THE SELLER

         The Seller represents and warrants to Purchaser and Raytech as of the date of this Agreement and as of the Closing Date that:

         Section 3.1 Authorization. The Chapter 11 Trustee, acting in her capacity as such, has the requisite authority to execute and deliver this Agreement. This Agreement has been validly executed and delivered by the Seller and, assuming due and valid authorization, execution and delivery hereof by Purchaser and Raytech, constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

         Section 3.2 Title. The Seller is the sole lawful beneficial owner of the Shares, which ownership is free and clear of all Encumbrances. The Seller does not own or have the right to acquire any stock, stock options, rights, indebtedness or securities of Purchaser, other than the Shares. All of the Shares owned by the Seller are represented by the Stock Certificate. The Seller has the sole right to and, subject to the entry of the Final Order, at the Closing shall convey to the Purchaser good and valid title to the Shares free and clear of all Encumbrances.

         Section 3.3 Registration of Note; Further Negotiation. The Seller understands that the offering and sale of the Note to the Seller has not been, and will not be, registered under the Securities Act. The Seller represents that it may determine to transfer the Note to a liquidating trust or similar entity under the terms of a plan of reorganization or pursuant to an order of the Bankruptcy Court, which transfer will not be in violation of the Securities Act or any similar state statute.

         Section 3.4 Sole Representations and Warranties. The representations and warranties made by the Seller in this Agreement are the sole and exclusive representations and warranties made by the Seller, and the Seller hereby disclaims any other express or implied representations and warranties. The Seller acknowledges and agrees that the express representations and warranties made by Purchaser in Article IV and by Raytech in Article V are the sole representations and warranties being made by or on behalf of each such party, and that Seller is not relying on any representations or warranties, or other information, other than those representations and warranties expressly set forth in Article IV or Article V.


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                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         Purchaser represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date that:

         Section 4.1 Organization; Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Note and to consummate the Transaction. The execution, delivery and performance by Purchaser of this Agreement and the Note and the consummation of the Transaction have been duly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the Note or the consummation of the Transaction. No vote of, or consent by, the holders of any class or series of stock or indebtedness issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement and the Note or the consummation by it of the Transaction.

         Section 4.2 Validity of Agreement. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Seller and Raytech, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         Section 4.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement and the Note by Purchaser or the consummation by Purchaser of the Transaction will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) require any consent, approval or notice under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of modification, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets; except with respect to clauses
(ii), (iii) or (iv), such filings, permits, authorizations, consents, approvals, notices, violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by the Purchaser of its obligations under this Agreement.

         Section 4.4 Sole Representations and Warranties. The representations and warranties made by Purchaser in this Agreement are the sole and exclusive representations and warranties made by Purchaser, and Purchaser hereby disclaims any other express or implied representations and warranties. Purchaser acknowledges and agrees that the express representations and warranties made by the Seller in Article III are the sole representations and warranties being made


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by or on behalf Seller,  and that Purchaser is not relying on representations or
warranties,   or  other  information,   other  than  those  representations  and
warranties expressly set forth in Article III.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF RAYTECH

         Raytech represents and warrants to the Seller as of the date of this Agreement and as of the Closing Date that:

         Section 5.1 Organization; Authorization. Raytech is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Raytech has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution, delivery and performance by Raytech of this Agreement and the consummation of the Transaction have been duly authorized by the Board of Directors of Raytech, and no other corporate action on the part of Raytech is necessary to authorize the execution and delivery by Raytech of this Agreement or the consummation of the Transaction. No vote of, or consent by, the holders of any class or series of stock or indebtedness issued by Raytech is necessary to authorize the execution and delivery by Raytech of this Agreement or the consummation by it of the Transaction.

         Section 5.2 Validity of Agreement. This Agreement has been duly executed and delivered by Raytech, and, assuming due and valid authorization, execution and delivery hereof by the Seller and Purchaser, is a valid and binding obligation of Raytech, enforceable against Raytech in accordance with its terms.

         Section 5.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Raytech or the consummation by Raytech of the Transaction will
(i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Raytech, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) require any consent, approval or notice under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of modification, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, instrument or obligation to which Raytech or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Raytech, any of its Subsidiaries or any of their properties or assets; except with respect to clauses (ii), (iii) or (iv), such filings, permits, authorizations, consents, approvals, notices, violations, breaches, defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Raytech of its obligations under this Agreement.


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         Section 5.4 Sole  Representations  and Warranties.  The representations and warranties made by Raytech in this Agreement are the sole and exclusive representations and warranties made by Raytech, and Raytech hereby disclaims any other express or implied representations and warranties. Raytech acknowledges and agrees that the express representations and warranties made by Seller in
Article  III and by  Purchaser  in  Article  IV of this  Agreement  are the sole
representations   and  warranties  being  made  by  the  Seller  and  Purchaser, respectively,  and  that  Raytech  is  not  relying  on any  representations  or
warranties,   or  other  information,   other  than  those  representations  and
warranties expressly set forth in Article III or Article IV of this Agreement.

                                   ARTICLE VI

                                    COVENANTS

         Section 6.1 Submission for Court Approval. (a)Within seven Business Days of the date of this Agreement, the Seller shall file a motion (the "Sale Motion") with the Bankruptcy Court seeking entry of (a) at a first hearing, the First Order and (b) at a second hearing, the Final Order. The Seller shall use its best efforts to obtain the entry of First Order and obtain the entry of the Final Order, in each case, as promptly as possible subject to the schedule of the Bankruptcy Court and any order of the Bankruptcy Court related to the hearing on the First Order or the Final Order entered after the date of this Agreement. The Seller shall deliver to Purchaser copies of pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed with the Bankruptcy Court.

                  (b) The Seller shall provide notice of the Sale Motion to every Person required to receive notice in accordance with the notice provisions of the Bankruptcy Code and orders in the Bankruptcy Cases, including, without limitation, any applicable state taxing authority. The Seller shall advise Purchaser of any written objections filed with the Bankruptcy Court to this Agreement and timely provide Purchaser's counsel with a copy of any such written objection and any subsequent pleadings, responses, statements or other papers filed related to such objection.

         Section 6.2 Pledge of Shares. The Seller shall retain the Shares in its possession at all times prior to the Closing and shall not sell, assign, transfer, pledge, hypothecate or otherwise transfer the Shares other than to Purchaser.

         Section 6.3 Best Efforts. Between the date of this Agreement and the Closing Date, each of the Seller and Purchaser agrees to use its best efforts and without further consideration to execute and deliver such other instruments and to take, or cause to be taken, all actions, and to do, or cause to be done, to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the Transaction in the most expeditious manner practicable, including using its best efforts to cause the conditions precedent set forth in Article VII to be satisfied.

         Section 6.4 Further Assurances. From and after the Closing Date, the Seller shall execute and deliver any deeds, bills of sale, assignments or assurances and take and do any other actions and things to vest, perfect or confirm of record or otherwise in Purchaser any and all right, title and


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

interest in the Shares consistent with the Final Order or which may be consistent with the duties of the Chapter 11 Trustee.

         Section 6.5 Raytech Obligation. Raytech shall take such actions as may reasonably be necessary to cause Purchaser to perform its obligations under this Agreement.

                                  ARTICLE VII

                                   CONDITIONS

         Section 7.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Transaction; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Transaction;

                  (b) Bankruptcy Court Approval. The Bankruptcy Court shall have entered a Final Order and any applicable appeal period has expired without the filing of an appeal from the Final Order;

                  (c) No Litigation. There shall not have been commenced any material action, suit, inquiry, proceeding or investigation by or before any Governmental Entity against or involving Purchaser or the Shares; and

                  (d) Material Adverse Effect. There shall not have occurred since the date of this Agreement any change, event or occurrence that would reasonably be expected to have a material adverse effect on the financial condition, operations or assets of Purchaser.

         Section 7.2 Conditions to Obligations of Purchaser and Raytech to Effect the Closing. The obligations of Purchaser and Raytech to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. All of the representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date; and

                  (b) Seller Breach. The Seller shall have complied in all material respects with any agreement or covenant to be performed or complied with by the Seller under this Agreement.

The foregoing conditions are for the sole benefit of Purchaser and Raytech, may be waived by both Raytech and Purchaser, in whole or in part, at any time and from time to time in the sole discretion of both Raytech and Purchaser. The failure by either of Raytech or Purchaser at any time to exercise any of the


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

foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         Section 7.3 Conditions to Obligations of the Seller to Effect the Closing. The obligations of the Seller to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. All of the representations and warranties of each of Raytech and Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date; and

                  (b) Purchaser Breach. Purchaser shall have complied in all material respects with any agreement or covenant to be performed or complied with by Purchaser under this Agreement.

                  (c) Raytech Breach. Raytech shall have complied in all material respects with any agreement or covenant to be performed or complied with by Raytech under this Agreement.

The foregoing conditions are for the sole benefit of the Seller and may be waived in writing by the Seller, in whole or in part, at any time and from time to time in the sole discretion of the Seller. The failure by the Seller at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1 Termination. The Transaction may be terminated or abandoned at any time prior to the Closing Date:

                  (a) By the mutual written consent of each of the parties to this Agreement;

                  (b) By any party, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Transaction and such order, decree, ruling or other action shall have become final and non-appealable.

                  (c) By either Raytech or Purchaser, if a material breach of any provision of this Agreement has been committed by the Seller and such material breach cannot be cured, or (if and to the extent such breach is capable of being cured by the Seller) has not been cured within 10 Business Days after Raytech or Purchaser, has notified the Seller in writing of its intention to terminate this Agreement pursuant to this clause (c);


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

                  (d) By the Seller, if a material breach of any provision of this Agreement has been committed by either Raytech or Purchaser and such material breach cannot be cured, or (if and to the extent such breach is capable of being cured by Raytech or Purchaser, as appropriate) has not been cured within 10 Business Days after the Seller has notified Raytech and Purchaser in writing of the Seller's intention to terminate this Agreement pursuant to this clause (d);

                  (e) By either Raytech or Purchaser, if after the date of this Agreement and prior to the Closing, the Seller sells, transfers or otherwise disposes of, or agrees to sell, transfer or otherwise dispose of, any of the Shares or any rights in the Shares to any Person other than Purchaser;

                  (f) By either Raytech or Purchaser, if (i) the Sale Motion has not been filed within seven Business Days following the date of this Agreement,
(ii) the First Order shall not have been entered and become non-appealable within 50 days following the date of this Agreement, or the service of the Sale Motion and notice is not made within five Business Days after the entry of the First Order or (iii) the Final Order shall not have been entered and become non-appealable within 120 days following the date of this Agreement; and

                  (g) By either Raytech or Purchaser, upon the entry of an order by the Bankruptcy Court authorizing the sale of the Shares or any portion thereof to a Person or Persons other than Purchaser.

         Section 8.2 Effect of Termination. In the event of the termination or abandonment of the Transaction by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination or abandonment of the Transaction is made, and there shall be no liability or obligation thereafter on the part of Raytech, Purchaser or the Seller except for fraud or for willful breach of this Agreement prior to such termination or abandonment of the Transaction or pursuant to Section 10.1.

                                   ARTICLE IX

                         DEFINITIONS AND INTERPRETATION

         Section 9.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

         "Agreement" or "this Agreement" shall have the meaning set forth in the recitals hereto.

         "Bankruptcy Code" shall mean Title 11, U.S. Code, Sections 101 et seq.

         "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Connecticut.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.


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

         "Chapter 11 Trustee" shall mean Laureen M. Ryan, solely in her capacity as Chapter 11 Trustee for Raymark Industries, Inc. in Case No. 98-51532 in the United States Bankruptcy Court for the District of Connecticut.

         "Closing" shall mean the closing referred to in Section 2.1.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Encumbrances"  shall  mean  any  and  all  liens,  charges,   security
interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, rights or claims of third parties or other restrictions on title or transfer of any nature whatsoever.

         "Expense  Reimbursement  Amount"  shall have the  meaning  set forth in
Section 10.1.

         "First Order" shall mean an order of the Bankruptcy Court approving the Expense Reimbursement Amount and approving the Hearing and Bid Procedures set forth on Schedule 6.1 of this Agreement.

         "Final Order" shall mean the order of the Bankruptcy Court pursuant to Title 11 of the United States Code, among other matters, approving the sale of the Shares by the Seller to the Purchaser, free and clear of all Encumbrances, pursuant to the terms and subject to the conditions of this Agreement, and finding that as of the Closing Date this Agreement effects a legal, valid, enforceable and effective sale and transfer of the Shares to Purchaser and shall vest Purchaser with title to the Shares free of any Encumbrances.

         "Governmental   Entity"   shall  mean  a  court,   arbitral   tribunal,
administrative agency or commission or other governmental or other regulatory authority or agency.

         "Note" shall mean a promissory note in the form of Exhibit A to this Agreement.

         "Purchaser" shall have the meaning set forth in the recitals hereto.

         "Raytech" shall mean Raytech Corporation, a Delaware corporation.

         "Sale Motion" shall have the meaning set forth in Section 6.1.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Seller" shall have the meaning set forth in the recitals hereto.

         "Shares" shall have the meaning set forth in the recitals hereto.

         "Stock Certificate" shall have the meaning set forth in the recitals hereto.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

         "Transaction"   shall  mean  all  the  transactions   provided  for  or
contemplated by this Agreement.

         Section 9.2 Interpretation. (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

                  (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                  (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                  (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                                   ARTICLE X

                                  MISCELLANEOUS

         Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such expenses; provided, however, that if after the date of this Agreement and prior to the Closing, either Raytech or Purchaser terminates this Agreement pursuant to Sections 8.1(e) or 8.1(g), then the Seller shall pay to Raytech, within five Business Days of the sale or transfer of all or any portion of the Shares or any rights therein to a Person other than Purchaser, all documented out-of-pocket costs and expenses incurred by Raytech or the Purchaser in connection with this Agreement and the consummation of the

Transaction up to a maximum of $50,000 (the "Expense Reimbursement Amount"), such payment to be made by wire transfer of immediately available funds to an account designated by Raytech.

         Section 10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

         Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by a recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

             if to Raytech, to:

                                    Raytech Corporation
                                    Suite 295, Four Corporate Drive
                                    Shelton, CT 06484
                                    Attention:  General Counsel
                                    Telephone:  (203) 925-8039
                                    Telecopy:  (203) 925-8088

                                    With a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, NY  10036
                                    Attention:  Stephen F. Arcano
                                    Telephone: (212) 735-3000
                                    Telecopy: (212) 735-2000

             if to Purchaser, to:

                                    Allomatic Products Company
                                    P.O. Box 267
                                    Sullivan, IN 47882
                                    Attention:  President
                                    Telephone:  (812) 268-0322
                                    Telecopy:  (812) 268-0417
                                    and

             if to the Seller, to:

                                    Raymark Industries, Inc.
                                    Laureen M. Ryan
                                    Chapter 11 Trustee, Raymark Industries, Inc.
                                    FTI Consulting, Inc.
                                    3 Times Square, 11th Floor
                                    New York, NY 10036
                                    Telephone:  (212) 247-1010
                                    Telecopy:  (212) 841-9350

                                    with a copy to:

                                    James Graham, Esquire
                                    Pepe & Hazard LLP
                                    Goodwin Square
                                    Hartford, CT  00613
                                    Attention:  James C. Graham
                                    Telephone: (860) 522-5175
                                    Telecopy:  (860) 522-2796

         Section 10.4 Post-Closing Cooperation. In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions, subject to the terms of the Final Order and the power and authority of a Chapter 11 Trustee to take such action.

         Section 10.5 Capacity. The Chapter 11 Trustee is executing this Agreement on behalf of the Seller solely in her capacity as Chapter 11 Trustee of the Seller in the Bankruptcy Case and not in her individual capacity, and shall not be liable hereunder in her individual capacity, and the Chapter 11 Trustee's attorneys shall not be liable hereunder, to Raytech or Purchaser or any other person. The representatives of Raytech and Purchaser executing this Agreement are executing this Agreement on behalf of Raytech or Purchaser, as applicable, solely in their capacities as officers of Raytech or Purchaser, as applicable, and not in their individual capacities and shall not be liable hereunder in their individual capacities, and Raytech's and Purchaser's attorneys shall not be liable hereunder, to the Seller or any other person.

         Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 10.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) is not intended to confer any rights or remedies upon any Person other than the parties hereto.

         Section 10.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         Section 10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         Section 10.10 Enforcement; Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this Agreement after the entry of the Final Order in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the Transaction, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the Transaction in any court other than a Federal or state court sitting in the State of New York.

         Section 10.11 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Raytech, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed as of the date first written above.

                                  RAYTECH CORPORATION

                                  By:    /s/ Larry W. Singleton
                                         -----------------------------------
                                  Name:  Larry W. Singleton
                                  Title: President and Chief Executive Officer


                                  ALLOMATIC PRODUCTS COMPANY

                                  By:    /s/ John A. Butz
                                         --------------------------
                                  Name:  John A. Butz
                                  Title: President


                                  RAYMARK INDUSTRIES, INC.

                                  By:    /s/ Laureen M. Ryan
                                         -----------------------------------
                                  Name:  Laureen M. Ryan
                                  Title: Chapter 11 Trustee

                                                                       EXHIBIT A

                       FORM OF UNSECURED SUBORDINATED NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATED TO THE PRIOR PAYMENT OF OBLIGATIONS OF THE OBLIGOR TO THE HOLDERS OF SENIOR INDEBTEDNESS (AS DEFINED HEREIN) OF THE OBLIGOR.

                           ALLOMATIC PRODUCTS COMPANY
                UNSECURED SUBORDINATED NOTE DUE _______ __, 2015

$7,200,000 INITIAL PRINCIPAL AMOUNT                             _______ __, 2005

FOR VALUE RECEIVED, the undersigned, Allomatic Products Company, a Delaware corporation ("Allomatic" or the "Company"), hereby promises to pay to the order of Raymark Industries, Inc. or other registered holders of this Note (such original holder or any successor or assignee holder in accordance with Section 5.1, from time to time, the "Noteholder"), by wire transfer to the account for payment specified in Section 8.1, or at such other account in the United States as the Noteholder shall from time to time have designated to Allomatic in writing, the unpaid principal balance under the Note as follows: (1) on each of [insert anniversary date of Note], 2011, [insert anniversary date of Note], 2012, [insert anniversary date of Note], 2013 and [insert anniversary date of Note], 2014, 3.0% of the then outstanding unpaid principal amount of this Note on each such date shall be payable; and (2) on [insert anniversary date of Note], 2015 (the "Final Maturity Date"), the balance of the unpaid principal amount of this Note and any accrued and unpaid interest thereon shall be payable.

1.       THE NOTE

This Note (together with any note issued in exchange for it, the "Note") is issued pursuant to and in accordance with Section 1.2 of the Stock Purchase Agreement, dated as of January 18, 2005, by and among the Company, Raytech Corporation, a Delaware corporation ("Raytech"), and Raymark Industries, Inc. by its Chapter 11 Trustee as defined in the Stock Purchase Agreement. Capitalized terms used in this Note shall have the meanings ascribed herein or in Schedule A attached hereto.

2.       INTEREST PROVISIONS

The Note shall bear interest at an annual rate equal to 8.0%. Interest on this Note will be computed on the average daily outstanding principal amount (including any PIK Amount) of this Note, based on a 360 day year consisting of twelve 30-day months for the actual number of days which have elapsed, and accrued interest shall be payable quarterly in arrears on each of March 31, June

30, September 30 and December 31, commencing on the first such date which occurs after the date this Note is executed and on the Final Maturity Date (each such date an "Interest Payment Date"; provided that if an Interest Payment Date occurs on a day that is not a Business Day, the next Business Day shall be deemed to be the Interest Payment Date). On each Interest Payment Date, Allomatic shall pay (i) one-half of the accrued and unpaid interest on the Note in cash and (ii) one-half of such accrued and unpaid interest shall be paid, at the option of Allomatic, in cash or by increasing the outstanding principal amount of the Note by such amount (the "PIK Amount"). Any such amount so capitalized will thereafter accrue interest at the rate provided for above in this Section 2. If Allomatic elects to pay in cash the one-half of the accrued and unpaid interest on this Note described in clause (ii) of the third sentence of this Section 2, then Allomatic shall provide the Noteholder with written notice of such election at least fifteen (15) days prior to the Interest Payment Date to which such payment relates.

Notwithstanding any provisions of this Note, in no event shall the amount of interest paid or agreed to be paid by Allomatic exceed an amount computed at the highest rate of interest permissible under applicable law.

3. OPTIONAL REDEMPTION; PROHIBITION ON PAYMENT.

         3.1. Optional Redemption. Allomatic may at any time and from time to time redeem the Note, in whole or in part, without premium or penalty, together with all accrued and unpaid interest thereon.

         3.2. Notice of Optional Redemption. Notice of each optional redemption of the Note pursuant to Section 3.1 shall be given in accordance with Section
8.1 not fewer than three Business Days before the redemption date, in each case by mailing to the Noteholder a notice of intention to redeem, which notice shall specify the date of redemption and the aggregate principal amount of the Note to be redeemed on such date.

         3.3. Payment and Interest Cut-Off. Upon each optional redemption of the Note, in whole or in part, Allomatic will pay to the Noteholder the amount of the Note to be redeemed, as set forth in the notice delivered pursuant to
Section 3.2 hereof (the "Redemption Price") and no additional interest shall accrue on the portion of the principal amount of the Note so redeemed, provided that all accrued interest through the date of the payment of the Redemption Price is paid in full. On the redemption date, if requested by Allomatic, the Noteholder will deliver the Note to Allomatic for notation thereon of the amount of principal so redeemed, and in consideration therefore, Allomatic shall deliver the Redemption Price to the Noteholder, which will be payable by wire transfer of immediately available funds to an account designated with reasonable advance notice by such Noteholder.

         3.4. Prohibition on Payment of Principal or Interest. No payment of interest or principal shall be made at any time when the payment thereof is prohibited by the provisions of Section 7, except that on any Interest Payment Date when the payment of interest is prohibited under Section 7, the amount of interest otherwise payable on that Interest Payment Date shall be added to the outstanding principal amount of this Note and shall thereafter bear interest as provided in Section 2.

4. DEFAULTS

         4.1. Event of Default. An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

                  4.1.1. Allomatic defaults in the payment of any interest on the Note when the same becomes due and payable, and such default is not remedied within ten (10) days; or

                  4.1.2. Allomatic fails to comply with the covenants contained in Sections 6.1, 6.5 or 6.6; or

                  4.1.3. Allomatic fails to comply with the covenants contained in Sections 6.2 or 6.3; or

                  4.1.4. Allomatic fails to comply with the covenants contained in Section 6.4 and such default is not remedied within thirty (30) days after Allomatic has received written notice of such default from the Noteholder; or

                  4.1.5. Allomatic defaults under the terms of any Indebtedness for borrowed money (excluding Indebtedness evidenced by the Note) having an outstanding principal amount of $1,000,000 or more, (i) if such default results from the failure to pay any principal or interest amount prior to the expiration of any grace period therefor provided under such indenture, or (ii) if such default results from terms of any Indebtedness other than failure to pay any principal or interest amount and results in the acceleration of such Indebtedness prior to its express maturity; or

                  4.1.6. A proceeding under Title 11 of the U.S. Code or similar federal or state laws for the relief of debtors shall be institued by, or involuntarily instituted against, Allomatic and not dismissed within 60 calendar days; or

                  4.1.7. Raytech or its successors shall cease to own directly or indirectly a majority of the outstanding Capital Stock of Allomatic or its successors.

         4.2. Acceleration. Subject to Section 7.4, upon the occurrence and during the continuance of any Event of Default, upon written notice to Allomatic, the Noteholder may declare all principal and accrued interest then outstanding under the Note to be due and payable immediately; provided, however, that if the Event of Default referred to above in this Section 4.2 is an Event of Default under Section 4.1.3, then the Noteholder may not declare the principal and accrued interest then outstanding under the Note to be due and payable until 15 days following the notice referred to above in this Section 4.2.

         4.3. Waiver. Compliance with any covenant under this Agreement and any Event of Default may be waived by the Noteholder. In addition, any waiver of compliance by any holder of Senior Indebtedness of a covenant requiring maintenance of the specified net worth ratio or maintenance of a specified current ratio (or waiver of an event of default based on a default under any such covenant) contained in Senior Indebtedness shall be deemed to constitute a waiver with respect to any failure to comply with Sections 6.2 or 6.3 of this

Agreement, as the case may be, to the same extent and for the same duration as the waiver under such Senior Indebtedness.

5. EXCHANGE AND SUBSTITUTION OF NOTE

         5.1. Transfers of Note. The Noteholder may sell, transfer, negotiate or assign the Note in whole but not in part. Upon receipt by Allomatic of (1) the written, notarized instruction of the Noteholder stating in reasonably acceptable form: (i) that the Note has been transferred, (ii) the identity of the transferee and the address thereof for purposes of Section 8.1, (iii) that the transfer is not in violation of any law, regulation or order applicable to the Noteholder, (iv) evidence that the transferee is not treated as a foreign person for United States tax purposes, and (v) a Form W-9 including a taxpayer identification number for the transferee and such other information necessary to comply with applicable law, and (2) the transferee's written acknowledgment of the transfer and acceptance of the terms of this Note, and the transferee's wire transfer instruction for where in the United States payment is to be wired, Allomatic shall thereafter treat the transferee as the record holder of the Note, and such transferee shall thereafter be the Noteholder. Allomatic shall have no liability for any payment made to the last record owner if the foregoing sentence has not been complied with by the Noteholder, and may treat the Noteholder (including any transferee Noteholder pursuant to this Section 5.1) as the owner of the Note for all purposes.

         5.2. Replacement of Note. Upon receipt by Allomatic of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Note, and:

                                (i) in the case of loss,  theft or  destruction,
                           if required by Allomatic, the posting by such Person of a bond, in such reasonable amount as Allomatic may direct as indemnity, or

                                (ii) in the case of  mutilation,  upon surrender
                           and cancellation thereof,

Allomatic shall, at the Noteholder's expense, execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

6.       COVENANTS OF ALLOMATIC

         Allomatic covenants and agrees that so long as the Note is outstanding:

         6.1. Existence. Allomatic shall maintain and preserve its corporate existence; provided that this Section 6.1 shall not be deemed to restrict the ability of Allomatic to engage in a merger or consolidation in compliance with
Section 6.5.

         6.2. Net Worth. The ratio of Allomatic's Net Worth to the aggregate amount of principal then outstanding under the Note shall not be less than 0.5:1.0.

         6.3 Current Ratio. Allomatic's Current Ratio shall not be less than 2.0:1.0; provided, however, that (i) the Current Ratio required to be maintained by Allomatic pursuant to this Section 6.3 shall be reduced to equal any lower current ratio required to be maintained after the date of this Agreement under Allomatic's bank credit agreement, (ii) the Current Ratio covenant in this Note shall be suspended at any time that Allomatic's bank credit agreement does not contain a Current Ratio and (iii) if Allomatic no longer has a bank credit agreement, then Allomatic shall be required to maintain a Current Ratio of 2.0:1.0 under this Section 6.3.

         6.4 Financial Reporting. Allomatic shall deliver to the Noteholder copies of each financial statement submitted by Allomatic to any holder of Senior Indebtedness and if there is no requirement of providing financial statements to any such holder of Senior Indebtedness then Allomatic shall provide the Noteholder in a timely fashion with the following financial information:

         (a) Financial statements (including a balance sheet, profit and loss statement and statement of cash flows) of Raytech audited by an independent certified public accountant within one hundred twenty (120) days of Raytech's fiscal year-end together with supporting consolidating schedules and an unaudited balance sheet, profit and loss statement and statement of cash flows of Allomatic reflecting the financial position of Allomatic and consolidating statement for the entire "after market business" of Raytech reflecting the financial position of the after market business of Raytech.

         (b) Unaudited management prepared quarterly financial statements (including a balance sheet, profit and loss statement and statement of cash flows) of Raytech within 60 days of the end of each fiscal quarter for the first three fiscal quarters of the fiscal year of Raytech together with supporting consolidating schedules and an unaudited balance sheet, profit and loss statement and statement of cash flows of Allomatic reflecting the financial position of Allomatic and consolidating statement for the entire "after market business" of Raytech reflecting the financial position of the after market business of Raytech.

         (e) Quarterly report of management with respect to Allomatic's compliance with all covenants under Section 6 of this Note in substantially the form attached as Exhibit A hereto (the "Covenant Compliance Certificate").

         6.5 Merger. Allomatic shall not consolidate with or merge with or into any other Person unless, (i) Allomatic shall be the surviving corporation, or
(ii) the Person (if other than Allomatic) formed by such consolidation or into which Allomatic is merged shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume in writing all the obligations of Allomatic under this Note.

         6.6 Asset Sale. Within 210 days following the consummation of any Asset Sale by Allomatic or any of its Subsidiaries in any fiscal year pursuant to which Allomatic receives consideration which exceeds $1,000,000, when taken together with the aggregate consideration received by Allomatic from all other Asset Sales consummated during such fiscal year, Allomatic shall apply the Net

Available Cash from such Asset Sale in the following priority: (i) first, by either (A) making capital expenditures or acquiring assets or entities in order to invest in Allomatic's business or (B) paying the principal or accrued interest outstanding under any Senior Indebtedness; or (ii) second, redeeming the Note pursuant to Section 3.1 to the extent of such Net Available Cash. The Net Available Cash from any such Asset Sale shall be maintained by Allomatic in restricted cash or cash equivalents until applied in accordance with clauses (i) and/or (ii) of the preceding sentence.

7. SUBORDINATION

         7.1. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company's existing and future Senior Indebtedness (as defined hereinafter).

         7.2. Indebtedness. As used in this Note, the term "Senior Indebtedness" shall mean any and all Indebtedness of the Company to any Person, including, without limitation, principal and interest (whenever accrued) and all other sums due, and costs of collecting the same, for which the Company is liable under all Indebtedness of the Company to banks, commercial finance lenders, insurance companies or other financial institutions, or other Persons, and any Indebtedness issued in exchange for or to refinance Senior Indebtedness (in whole or in part), or arising from the satisfaction of Senior Indebtedness by a guarantor.

         7.3. Bankruptcy; Liquidation; Dissolution. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an event of default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Noteholder that shall assert any right to receive any payments in respect of the principal of or interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

         7.4.  Default  on  Senior  Indebtedness.  If there  occurs  an event of
default  that  has  been   declared  in  writing  with  respect  to  any  Senior
Indebtedness, or there exists an event of default under the terms of the instrument pursuant to which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note, and no acceleration of this Note shall be permitted, unless within one hundred eighty (180) days (as may be extended pursuant to the next sentence) after the happening of such event of default the maturity of such Senior Indebtedness shall not have been accelerated. If during any such 180-day period one or more additional events of default under the Senior Indebtedness shall occur after the 151st day of such period, such 180-day period shall be extended for 30 additional days and no payment on or acceleration of this Note shall be permitted during the period as so extended; provided that no such period shall exceed an aggregate of 210 days. If a 180-day (as extended) period as described in the two preceding sentences shall have occurred, then no additional 180-day period may begin with respect to any event of default under Senior Indebtedness until there shall have been declared or exist an event of default arising following the prior 180-day (as extended) period. Upon the cure, waiver or cessation of existence of an event of default under Senior Indebtedness, or termination of the 180-day (as extended) period, referred to in the first sentence of this Section 7.4, this Note shall not be subject to acceleration in respect of any Event of Default that is not then continuing, and this Note may be accelerated only if there shall then exist an Event of Default which permits the Noteholder to accelerate this Note pursuant to Section 4.2. Allomatic shall provide the Noteholder notice of any event of default that has been declared in writing with respect to any Senior Indebtedness promptly after receipt by Allomatic of such written notice of default from its lenders under such Senior Indebtedness.

         7.5. Effect of Subordination. If any payment shall be received by the Noteholder in contravention hereof and before the Senior Indebtedness shall have been paid in full, such payment shall be received in trust for the benefit of, and upon written notice from the Company or any holder of Senior Indebtedness that such payment was in contravention hereof shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness to the extent necessary to pay all such Senior Indebtedness in full. Subject to the terms of this Section 7, including the restrictions set forth herein on payments or acceleration under this Note and the rights, if any, of the holders of Senior
Indebtedness under this Section 7 to receive cash, securities or other properties otherwise payable or deliverable to the Noteholder, nothing contained in this Section 7 shall impair, as between the Company and the Noteholder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Noteholder the principal hereof and interest hereon as and when the same become due and payable, or the Noteholder's rights, powers and remedies upon default hereunder as provided under this Note and applicable law.

8. MISCELLANEOUS

         8.1. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

          if to Allomatic, to:

                  Allomatic Products Company
                  P.O. Box 267
                  Sullivan, IN 47882
                  Attention:  President
                  Telephone:  (812) 268-032
         and

         if to the Noteholder, to:

                  Raymark Industries, Inc.
                  c/o Laureen M. Ryan
                  Chapter 11 Trustee, Raymark Industries, Inc.
                  FTI Consulting, Inc.
                  3 Times Square, 11th Floor
                  New York, NY 10036
                  Telephone:  (212) 247-1010
                  Telecopy:  (212) 841-9350

                  with a copy to:

                  James Graham, Esquire
                  Pepe & Hazard LLP
                  Goodwin Square
                  Hartford, CT  00613
                  Attention:  James C. Graham
                  Telephone: (860) 522-5175
                  Telecopy:  (860) 522-2796

         Payments shall be made to:

         [INSERT PAYMENT INSTRUCTIONS]

         8.2. Jurisdiction. Each of the parties to this Agreement hereby (i) irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Note, (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Note or the subject matter hereof may not be enforced in or by such court and (iii) agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing a Governmental Order issued by one of the above-named courts.

         8.3. Service of Process. Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Note in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) above or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1 hereof, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) above does not constitute good and valid service of process.

         8.4. Governing Law. This Note and all Actions arising in whole or in part under or in connection herewith will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

         8.5. Amendment. This Note may be amended, and the observance of this Note may be waived (either retroactively or prospectively), with (and only with) the written consent of Allomatic and the Noteholder.

         8.6. Payments Due on Non-Business Days. Anything in this Note to the contrary notwithstanding, any payment of principal of, or interest on, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day, including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

         8.7. Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

         8.8. Waiver of Jury Trial. ALLOMATIC AND THE HOLDER (BY ITS ACCEPTANCE OF THIS NOTE) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by a duly authorized officer as of the date first written above.

                                            ALLOMATIC PRODUCTS COMPANY


                                            By:    _____________________________
                                                   Name:
                                                   Title:


NOTEHOLDER:

RAYMARK INDUSTRIES, INC.


By:      _______________________________
         Name:    Laureen M. Ryan
         Title:   Chapter 11 Trustee

                                   SCHEDULE A

                                  DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below:

"ACTION" means any claim, action, cause of action or suit, litigation, controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

"AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

"ASSET SALE" means a sale, transfer or other disposition of assets of Allomatic or its Subsidiaries, excluding any sales, transfers or other dispositions of inventory or obsolete equipment in the ordinary course of business.

"BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

"CAPITAL STOCK" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the Exchange Act).

"CURRENT ASSETS" shall mean all assets which are so classified as current assets in accordance with GAAP.

"CURRENT LIABILITIES" shall mean all liabilities which are so classified as current liabilities in accordance with GAAP.

"CURRENT RATIO" shall mean the ratio of Current Assets of Allomatic to Current Liabilities of Allomatic.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America and consistently applied across the periods involved.

"GOVERNMENTAL AUTHORITY" means

              (i) the government of the United States of America or any State or other political subdivision thereof; or

              (ii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, or any arbitrator or arbitral body.

"GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

"GUARANTEE" means, with respect to any Person, (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person, (ii) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (a) to pay the Indebtedness or other Liability of such obligor, (b) to purchase any obligation owed by such obligor,
(c) to purchase or lease assets under circumstances that are primarily designed to enable such obligor to discharge one or more of its obligations or (d) to maintain the capital, working capital, solvency or general financial condition of such obligor and (iii) any Liability as a general partner of a partnership or as a venturer in a joint venture in respect of Indebtedness or other obligations of such partnership or venture.

"INDEBTEDNESS" means, with respect to any Person, without duplication, all obligations (including in respect of principal, accrued interest, penalties, fees and premiums) of such Person (i) for borrowed money (including overdraft facilities to the extent drawn on), (ii) evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person's Liability remains contingent), (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals and deferred compensation items incurred in the ordinary course of business), (iv) in respect of letters of credit and bankers' acceptances (other than unfunded letters of credit and bankers' acceptances arising in the ordinary course of business in respect of which such Person's Liability remains contingent), (v) in respect of capital lease obligations, (vi) Indebtedness of others secured by a lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), (vii) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency or commodity hedging, swap and similar agreements and (viii) in the nature of Guarantees of the obligations described in clauses (i) through (vii) above of any other Person.

"LIABILITY" means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due.

"NET AVAILABLE CASH" means the cash payments received by the Company or a Subsidiary in connection with an asset sale (including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, local and foreign taxes paid or required to be accrued as a liability under GAAP, as a consequence of such asset sale, and in each case net of all payments made on any Indebtedness, together with premium or penalty, if any and accruing interest thereon, which is secured by a Lien on any assets subject to such asset sale, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such asset sale, or by applicable law be repaid out of the proceeds from such asset sale, net of all distributions and other payments required to be made to minority interest holders in Subsidiaries as a result of such asset sale, and net of any reserve for post-closing adjustments relating to such asset sale.

"NET WORTH" means total assets minus total liabilities, each as set forth on the balance sheet of Allomatic.

"PERSON" means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

"SENIOR INDEBTEDNESS" shall have the meaning provided in Section 7.2 hereof.

"SUBSIDIARY" means, with respect to any specified Person, any other Person of which (or in which) such specified Person, at the time, directly or indirectly through one or more Subsidiaries, (i) owns at least 50% of the outstanding capital stock (or other shares of beneficial interest) having ordinary voting power to elect a majority of the board of directors or other similar governing body (irrespective of whether at the time capital stock (or other shares of beneficial interest) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), or (ii) is a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

                                    EXHIBIT A

                     FORM OF COVENANT COMPLIANCE CERTIFICATE

ALLOMATIC PRODUCTS COMPANY - COVENANT CALCULATION TEMPLATE
In Accordance with Exhibit A to the "Stock Purchase Agreement" dated January 18, 2005

In accordance with the Stock Purchase Agreement dated January 18, 2005 by and among Raytech Corporation, Allomatic Products Company ("Allomatic") and Raymark Industries, Inc., Allomatic must maintain compliance with certain covenants as set out in Section 6 of Exhibit A - Form of Unsecured Subordinated Note to the Stock Purchase Agreement.

These covenants include 6.1 Existence and Conduct of Operations, 6.2 Net Worth,
6.3 Current Ratio, 6.4 Financial Reporting, 6.5 Merger and 6.6 Asset Sale.

See attached calculation as of the quarter ended XXX of covenants 6.2 Net Worth and 6.3 Current Ratio, noting compliance.

Management of Allomatic hereby declares and certifies that it is in compliance with all of the covenants as set out in Section 6 of the Unsecured Subordinated Note of Allomatic due ________, 2015 as of the quarter ended XXX.


------------------------                                    --------------------
Officer of the Company                                      Date

6.2 NET WORTH TO PRINCIPAL OUTSTANDING
------------------------------------------------------------------------------
IQUARTER ENDED
------------------------------------------------------------------------------

                                               A
Total Assets                                   B
Total Liabilities
------------------------------------------------
Net Worth                                      C=A-B
------------------------------------------------

Principal Outstanding of Subordinated Note  -  D
------------------------------------------------

Net Worth to Principal Outstanding
------------------------------------------------------------------------------
                                               =C/D      0.5:1.0    YES / NO
------------------------------------------------------------------------------

A - Total Assets - From the "Total Assets" line item on the balance sheet.

B - Total Liabilities - From the "Total Liabilities" line item on the balance sheet.

D - Principal Outstanding of Subordinated Note - This is the amount of principal outstanding at the end of the quarter of the "Unsecured Subordinated Note Due
[        ] XX, 2015" as defined in Exhibit A to the "Stock Purchase Agreement"
between Raytech Corporation, Allomatic Products Company and Raymark Industries, Inc.

6.3 CURRENT RATIO


--------------------------------------------            ----------------------
(QUARTER ENDED________________I

 Current Assets                            A
 Current Liabilities                       B

 Current Ratio                             =A/B
                                                        2.00:1.00 I Yes | No I


A - Current Assets - From the "Current Assets" line item on the balance sheet.

B - Current Liabilities - From the "Current Liabilities" line item on the balance sheet.

                                  SCHEDULE 6.1

                           HEARING AND BID PROCEDURES

         The following sets forth the hearing and bidding procedures (the "Hearing and Bid Procedures") pursuant to which Raymark Industries, Inc., by its Chapter 11 Trustee, Laureen M. Ryan (the "Seller"), will solicit bids and seek authority to sell the Shares.

         The Seller has entered into a Stock Purchase Agreement (the "Agreement") with Raytech Corporation, a Delaware corporation ("Raytech"), and Allomatic Products Company, a Delaware corporation ("Purchaser"), for the sale of the Shares in exchange for a Note of principal amount $7,200,000 (the "Purchase Price").

         Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement.

SUBMISSION OF BIDS

         1. Bids must be submitted for all (and not less than all) of the Shares.

         2. Any Person (other than Purchaser) that would like to purchase the Shares must submit a bid (a "Competing Bid") prior to 5:00 p.m., Eastern Time within 30 days after the entry of the First Order (the "Competing Bid Deadline") by the Bankruptcy Court.

         3. To be a qualified bid which the Seller may consider (a "Qualified Bid"), a Competing Bid shall remain open and irrevocable until the earlier to occur of (i) the closing of the relevant transaction pursuant to the Accepted Offer (as defined below) or (ii) 45 days after entry of the Final Order by the Bankruptcy Court, and shall:

                  a) be made by a Person (i) demonstrating reasonable evidence of committed financing or other ability to consummate the proposed transaction in a time period acceptable to the Seller and (ii) delivering an offer that the Seller in good faith believes is reasonably likely to lead to a Accepted Offer (as defined below) (a "Qualified Bidder");

                  b) be submitted in a writing signed by the Qualified Bidder stating that the Qualified Bidder offers to consummate a transaction pursuant to an enclosed agreement which shall be the Agreement, marked to identify any and all proposed changes to the Agreement, and identifying (i) the bidder and any investor group, (ii) the consideration offered in such Competing Bid, (iii) financial information regarding the bidder and its ability to consummate the proposed transaction, including audited financial statements for the bidder's most recently completed fiscal year and unaudited quarterly financial statements for each quarterly period following such fiscal year and (iv) all terms and conditions of the Competing Bid;

                  c) represent that the Qualified Bidder has obtained all necessary approvals for the purchase of the Shares;

                  d) be a higher or better offer for the Shares, and such offer shall not be considered a higher or better offer than is provided in the Agreement, unless (i) at a minimum, such Competing Bid provides for aggregate consideration (including cash and non-cash consideration) to the Seller in an amount equal to or greater than the sum of $300,000 plus the Purchase Price (the "Alternative Minimum Purchase Price") and (ii) it is not subject to (A) a condition based on the outcome of due diligence, or similar review, or corporate approval, (B) any condition or contingency regarding the procurement or funding of financing or equity investments to fund the transaction or (C) conditions, representations or terms unacceptable to the Seller in its sole and absolute discretion; provided, however, that the Seller, in its sole and absolute discretion, may add additional requirements by announcement prior to the Overbid Hearing (defined below);

                  e) be submitted accompanied by a bank check made payable to the Chapter 11 Trustee in the amount of $55,000 (the "Initial Deposit"), which shall be refunded to the competing bidder if the transaction is consummated with any other bidder or the competing bidder; provided that if such competing bidder is the successful bidder or is required to close during the period that its offer is held to be outstanding and fails to close, the Initial Deposit will be forfeited in its entirety by the competing bidder; and the Chapter 11 Trustee shall apply the Initial Deposit to costs and expenses incurred by the Chapter 11 Trustee and other applicable parties related to the sale of the Shares; and

                  f) be submitted on or before the Competing Bid Deadline by delivering the complete Competing Bid to Kristin B. Mayhew, Esq., Counsel to the Trustee, Pepe & Hazard LLP, 30 Jelliff Lane, Southport Connecticut 06890-1436.

BID PROTECTION

         4. Raytech shall be entitled, at the time provided and subject to the terms and conditions set forth in the Agreement, to all documented out-of-pocket costs and expenses incurred by Raytech or Purchaser in connection with the Agreement and the consummation of the Transactions up to a maximum of $50,000 (the "Expense Reimbursement Amount").

         5. Seller shall pay the Expense Reimbursement Amount by wire transfer of immediately available funds within five (5) Business Days of a sale or transfer of all or any portion of the Shares or any rights therein to any Person (other than Purchaser), to such account as Raytech may designate in writing.

THE OVERBID HEARING

         6. If Qualified Bids have been received by the Competing Bid Deadline, then commencing within approximately seven (7) Business Days after the Competing Bid Deadline, at 10:00 a.m. Eastern Time, the Seller shall hold an Overbid Hearing (as defined below). The Overbid Hearing shall be organized and conducted by the Seller at the United States Bankruptcy Court, District of Connecticut, Bridgeport Division, 915 Lafayette Boulevard, Bridgeport, Connecticut (or such other place selected by the Seller), on invitation to Purchaser and each Qualified Bidder (the "Overbid Hearing"). At least three Business Days prior to the Overbid Hearing, the Seller shall deliver copies of all Qualified Bids

(including all documents described in Section 4) to Purchaser and each other Qualified Bidder. Bids will be received at the Overbid Hearing for the Shares. Subsequent overbids in excess of the Alternative Minimum Purchase Price shall be in an amount of at least $250,000 in excess of the prior bid. Purchaser shall be permitted to include as a credit (without duplication) the amount of the Expense Reimbursement Amount as part of any overbid it makes. Nothing in the foregoing shall make the Seller liable for the payment of the Expense Reimbursement Amount if Purchaser is ultimately the winning bidder. The Expense Reimbursement Amount shall be taken into account in determining the highest or best bid in each round of bidding. The only Persons who will be permitted to bid at the Overbid Hearing are authorized representatives of Purchaser and each Qualified Bidder, in each case that are physically present at the Overbid Hearing. Each bid submitted at the Overbid Hearing must comply with the procedures set forth herein for Qualified Bids and copies of each bid must be provided to Purchaser and each other Qualified Bidder at the Overbid Hearing. All bids shall be made in the physical presence of the Seller, Purchaser and all other Qualified Bidders. Such bidding procedures shall be subject to, and in conformity with, the procedures of the Bankruptcy Court and any directives issued by the Bankruptcy Court.

         7. The Seller shall not be deemed to have accepted any offer unless and until such offer and bid and the Seller's acceptance thereof have been subsequently authorized by separate order of the Bankruptcy Court, District of Connecticut (the "Bankruptcy Court").

         8. The Seller is authorized to conduct the Overbid Hearing in accordance with such additional procedures and requirements as the Seller shall from time to time announce, consistent with these Hearing and Bid Procedures.

         9. At the Overbid Hearing, after the conclusion of bidding, the Seller shall select the offer that the Seller determines in its reasonable discretion reflects the highest or best value for the Shares (such offer, the "Accepted Offer"), taking into account all factors the Seller deems relevant, including, but not limited to, the terms and conditions of the proposed purchase agreement, the scope of the proposed transaction, the form and market value of any non-cash consideration offered, and the likelihood and timing of closing on such proposed transaction.

         10. At the Overbid Hearing, after the conclusion of bidding, the Seller shall notify the Person submitting an Accepted Offer (the "Successful Offeror") that such Person's offer has been determined by the Seller to be an Accepted Offer.

         11. The Court will then determine whether to confirm the sale. If it is determined that the sale to the Successful Offeror should be confirmed, the Closing shall occur within 15 calendar days following the entry of the Sale Order or, if Purchaser is the Successful Offeror, as provided in Section 2.1 of the Agreement.

         12. If for any reason a Person submitting an Accepted Offer fails to consummate the acquisition of the Shares, the offeror of the next highest or best bid for the Shares, will automatically be deemed to have submitted an Accepted Offer, and the Seller is authorized to effect the sale of the Shares to such offeror as soon as is commercially reasonable without further order of the Bankruptcy Court.

         13. Each bidder will be responsible for, and will indemnify the Trustee and her authorized agents against any and all claims for consultant's, broker's and auctioneer's commissions, where the basis of the claim by such other consultant, broker and/or auctioneer is its asserted dealings with such bidder.

         14. The Hearing and Bid Procedures are solely for the benefit of the Seller and Purchaser, and nothing contained in the First Order shall create any rights in any other Person or bidder.

         15. The Bankruptcy Court shall retain jurisdiction to hear and determine all matters arising from or relating to the implementation of the First Order.

NOTICE OF HEARING AND BID PROCEDURES, SALE MOTION AND SALE HEARING

         16. Within five (5) Business Days after the entry of the First Order, the Seller shall serve via first-class mail a notice of the Hearing and Bid Procedures, the Sale Motion and the Overbid and Sale Hearing (defined below), in such form as the Bankruptcy Court shall approve (the "Sale Notice"), on the following entities: (i) all prospective offerors who have contacted the Chapter 11 Trustee; (ii) all parties who have filed a written notice of appearance and request for service in the case; and (iii) all Persons pursuant to Bankruptcy Rules 6004(c) and 9014. Service pursuant to Bankruptcy Rules 6004(c) and 9014 shall be by first-class mail. In addition, the Seller shall publish the Sale Notice (in summary form) in The Wall Street Journal (National Edition) or another national publication. Pursuant to Bankruptcy Rule 2002, this service and publication of the Sale Notice shall constitute good and sufficient notice of the Hearing and Bid Procedures, the Overbid Hearing, the First Order, the Sale Motion and the Sale Hearing (and any proceedings to be held thereon) on all known and unknown creditors and parties-in-interest.

         17. Objections, if any, to the Sale Motion shall be in writing, shall conform to the Bankruptcy Rules and local rules and orders of the Bankruptcy Court, shall set forth (i) the nature of the objector's claims against or interests in the Debtors' estate; (ii) the basis for the objection; (iii) the specific grounds therefor; and (iv) all evidence in support of said objection, and shall be filed and served so as to be received on or before ___________ Eastern Time on Kristin B. Mayhew, Esq., Pepe & Hazard LLP, 30 Jelliff Lane, Southport, Connecticut 06890-1436 and counsel for Raytech (Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, Attention: Stephen F. Arcano). Any Person objecting to the Sale Motion that has not complied with the requirements of this paragraph shall not be heard at the Sale Hearing. If Purchaser or any other Qualified Bidder objects to the Seller's determination of a Qualified Bid as a higher or better bid for the Shares, the sole and exclusive remedy of such Qualified Bidder shall be to bid under protest at the Overbid Hearing and, upon compliance with this paragraph, have standing at the Sale Hearing to contest the Seller's determination.

         18. Except as set forth above, nothing otherwise contained in the First Order shall be deemed to deprive any Person of the right to object timely to the Sale Motion, all of which rights will be expressly reserved by the First Order.

SALE HEARING

         19. The Sale Hearing to consider the relief requested in the Sale Motion and to consider whether to approve the Accepted Offer (the "Sale Hearing") shall be held before the Bankruptcy Court immediately following the Overbid Hearing on _________________, 2005 at __________ Eastern Time, or at such other time as the Bankruptcy Court may determine.